UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.   0)

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Onyx Acceptance Corporation

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1680 Capital One Drive, McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: September 22, 2004

Capital One Contacts:	Onyx Contacts:

Paul Paquin, Investor Relations (703) 720-2456	John Hall, President and CEO (949) 465-3503

Tatiana Stead, Media (703) 720-2352	Don Duffy, CFO (949) 465-3505

Capital One to Acquire Onyx Acceptance Corporation

     McLean, Va. (September 22, 2004) – Capital One Financial Corporation (NYSE: COF) and Onyx Acceptance Corporation (NASDAQ: ONYX) today announced the signing of a definitive agreement under which Capital One will acquire Onyx for $191 million in an all-cash transaction.

     The acquisition will combine Capital One Auto Finance, Inc. (COAF), an auto finance provider through auto dealers and direct to consumers, with Onyx. This acquisition significantly expands COAF’s dealer relationships, deepens its coast-to-coast market penetration, and enhances its product line, especially among prime borrowers. During the twelve months ended June 30, 2004, Onyx originated $2.5 billion in auto loans through more than 12,000 active dealer relationships. Ranked by annual originations, the acquisition will create the 2nd largest independent auto lender in the United States.

“Auto finance is an important component of our diversification strategy and contributor to our bottom line,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “This acquisition provides expanded growth opportunities and creates synergies that will generate value for our shareholders.”

Onyx’s senior management, led by President and Chief Executive Officer John Hall, will play an important role in Capital One Auto Finance’s business. Hall will report to Capital One’s Executive Vice President and President of Capital One Auto Finance David R. Lawson.

Hall said, “Onyx is pleased to join Capital One Auto Finance, which has evolved as a leader in auto finance over the last few years. This combination allows us to bring full spectrum product offerings and direct marketing programs to our dealers.”

“This transaction combines two strong franchises with complementary strengths,” said Lawson. “Onyx’s significant and long-standing presence with California dealerships coupled with its strong prime product offering fills out both COAF’s product line and geographic footprint. Together, we expect to realize significant revenue and cost synergies,” said Lawson.

     Under the terms of the agreement, Onyx shareholders will receive cash of $28 per share. The $191 million aggregate purchase price represents a multiple to book value of 2.2x and a 3.7 percent premium to Onyx’s $2.8 billion in managed receivables as of June 30, 2004. The transaction, which was approved by the boards of directors of both companies, is subject to regulatory and Onyx shareholder approval and is expected to close early in the first quarter of 2005. The transaction, including the associated restructuring costs, is not expected to have a material effect on Capital One’s earnings in 2005.

     The companies caution that current expectations in this release for their earnings, synergies and strategy are forward-looking statements and actual results could differ materially from current expectations due to a number of

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factors, including competition in the auto finance and consumer lending industries, the companies’ abilities to integrate operational and strategic platforms, and general economic conditions affecting consumer income and spending, which may affect consumer bankruptcies, defaults, and charge-offs. A discussion of these and other factors can be found in Capital One’s and Onyx’s annual reports and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One’s and Onyx’s report on Form 10-K for the fiscal year ended December 31, 2003.

NOTE TO INVESTORS

     Onyx will file a proxy statement and other documents regarding the proposed merger described in this press release with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about Onyx and Capital One and the proposed transaction. A definitive proxy statement will be sent to security holders of Onyx seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Onyx and Capital One with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to Onyx, 27051 Towne Centre Dr., Ste. 100, Foothill Ranch, CA 92610, attention Investor Relations, Telephone: (949) 465-3808.

     Onyx and Capital One and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the merger. Information about Onyx and Capital One and their respective directors and officers can be found in Onyx’s and Capital One’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

About Capital One

     Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., offers automobile and other motor vehicle financing products. Capital One’s subsidiaries collectively had 46.6 million accounts and $73.4 billion in managed loans outstanding as of June 30, 2004. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

About Onyx

     Onyx Acceptance Corporation (www.onyxacceptance.com) is a specialized automobile finance company based in Foothill Ranch, California. Onyx provides auto financing to franchised and select independent dealerships throughout the United States.

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